Exhibit 99.1

GAYLORD ENTERTAINMENT COMPANY CONCLUDES STRATEGIC REVIEW; AGREES

TO SELL GAYLORD HOTELS BRAND AND MANAGEMENT COMPANY TO MARRIOTT

INTERNATIONAL; WILL REORGANIZE AS A REAL ESTATE INVESTMENT TRUST

- Marriott International to manage hotels under Gaylord brand name -

NASHVILLE, Tenn. (May 31, 2012) – Gaylord Entertainment Co. (NYSE: GET) today announced that it has agreed to sell the Gaylord Hotels brand and the rights to manage its four hotels to Marriott International, Inc. (NYSE: MAR) for $210 million in cash. Following consummation of the sale, Gaylord will continue to own its hotel properties and other businesses and will reorganize and elect to be treated as a real estate investment trust (REIT) effective January 1, 2013. The Company will be the only lodging REIT focused primarily on group-oriented destination hotels in urban and resort markets.

The transaction announced today is the result of a comprehensive review of strategic options to maximize long-term value for shareholders. In concluding to pursue this option, the Board of Directors and management team focused on three elements: the cash received in connection with the sale of the brand and management rights, the opportunity to realize substantial cost savings and revenue enhancements due to Marriott’s scale and reach in the hospitality market, and the Company’s positioning as a well capitalized REIT focused on group-oriented destination hotels in urban and resort markets.

Colin V. Reed, Chairman and Chief Executive Officer stated, “We are pleased to be announcing today a transaction that we believe allows shareholders the potential to realize maximum long-term value for their shares in Gaylord Entertainment. Our months-long review of various options led us to the conclusion that the REIT structure represents the best pathway to realize the long-term value of our business and to position the Gaylord brand for continued growth.

“The REIT structure allows us to benefit from a more efficient tax structure, and establish a platform to grow our distinct asset base through organic growth of our existing portfolio and, in time, through strategic acquisitions. Moreover, we believe that by working with Marriott International, our shareholders will benefit from significant property efficiencies and corporate overhead reductions, as well as revenue synergies which include Marriott’s ability to attract and market to large group customers. Based on our analysis to date, we anticipate annualized cost synergies, net of management fees, will total approximately $33 to $40 million. In addition, we believe we will have a unique competitive position in the hospitality REIT marketplace with a well capitalized balance sheet and a relatively predictable FFO (funds from operations) stream.”

Upon consummation of the transaction, Gaylord Hotels will join the Marriott portfolio of brands. Terms of the management agreement call for Marriott to manage the four one-of-a-kind properties under the Gaylord Hotels flag. Marriott will receive a management contract with an initial 35 year term, 2% base management fee, and an incentive fee linked to improvement in hotel profitability.

Reed continued, “We are thrilled to be aligning with Marriott, an organization that consistently receives the industry’s highest praise among group customers and meeting planners. With their expansive sales force and unique benefits such as the Marriott Rewards program, we also expect that they will be able to drive additional transient demand at our properties. This relationship ensures that the commitment to a distinctive guest experience that is the hallmark of the Gaylord brand will continue in force. Importantly, Marriott shares our belief that employees are our greatest asset, a trademark of our business and a driving force behind our accomplishments to date.”

Gaylord recently commissioned a survey of over 400 meeting planners to evaluate hotel company managers in the meetings business. Marriott International ranked as the undisputed top brand in terms of loyalty programs, pricing structure, meeting space, sales process, accommodations, and destinations.

Arne Sorenson, Marriott International president and chief executive officer, said, “We’re delighted to be able to make this announcement today, and look forward to adding the Gaylord brand to our portfolio. We have long admired Gaylord, both for the hotels they have created and for their superb job in hosting major meetings and events. We also have great respect for Gaylord’s commitment to their people. We will continue to focus on building careers for Gaylord’s “STARS”, whom we will welcome to the Marriott family. Working with the Gaylord brand, the existing four hotels and a Gaylord team that provides outstanding customer service, we are convinced there is tremendous upside potential for growing hotel revenues and profits and developing careers.”

Gaylord will continue to own and operate the Grand Ole Opry, Ryman Auditorium and other attractions as taxable REIT subsidiaries. Nothing will change at these iconic assets of the Nashville community, and Gaylord is fully committed to maintaining the legacy of these historic attractions. As a REIT, the Company will adjust its investment approach on the Aurora, Colorado hotel and convention center project. The Company will no longer view large scale development as a means for growth and will not proceed with the Colorado project in the form previously anticipated. The Company will re-examine how the project could be completed with minimal financial commitment by Gaylord during the development phase. This examination will be undertaken with investor expectations at the forefront and the Company will keep investors informed as the process evolves. By year-end, the Company plans to issue its shareholders a special, one-time taxable dividend of its undistributed earnings and profits, after receiving a private letter ruling from the Internal Revenue Service (IRS). Based on its preliminary analysis, the Company estimates the amount of the earnings and profits distribution to total approximately $415 to $450 million. Gaylord intends to pay 80 percent of the dividend in shares of Gaylord common stock and 20 percent in cash. The Company expects to incur approximately $55 million in one-time conversion, transaction and severance expense. The sale of the management company and the brand to Marriott International is subject to closing conditions, including the approval by Gaylord’s shareholders of proposals that will facilitate becoming a REIT, lender consent to amendments to Gaylord’s credit facility, and other customary conditions and regulatory approvals. Gaylord expects to hold a special meeting of stockholders in the third quarter of 2012 for the purpose of voting on shareholder proposals that will facilitate becoming a REIT, amendments to its Certificate of Incorporation or other restructuring. Gaylord will file a proxy statement or other filings with the Securities and Exchange Commission, which will describe the proposals and the REIT conversion.

Gaylord’s four properties include Gaylord Opryland Resort and Convention Center in Nashville, Tennessee; Gaylord Texan Resort and Convention Center in Grapevine, Texas (Dallas-Ft. Worth); Gaylord Palms Resort and Convention Center in Kissimmee, Florida (Orlando); and Gaylord National Resort and Convention Center in Prince George’s County, Maryland (Washington, D.C.).

Outlook

Reed concluded, “We continue to see positive outside-the-room spending and advance bookings trends in our business from both our group and leisure transient guests. We believe that the cost management initiatives we have put in place to date will continue to drive solid margin performance, and that the strengthening we have seen in group behavior will create additional revenue and profitability opportunities for us in the remainder of 2012. While we are not updating full year 2012 guidance to reflect the transition which we anticipate will occur early in the fourth quarter, our expectations for the performance of the business have not changed. Therefore, we will update our guidance to reflect the impact of the transaction as we draw closer to the anticipated date of transition.”

Conference Call

Management will hold a conference call to discuss this announcement at 10:00 a.m. ET today. Management will be joined on this call by Mr. Arne Sorenson, President and Chief Executive Officer of Marriott International, Inc. This call is being web cast by CCBN and can be accessed at Gaylord Entertainment’s Investor Relations Web site at http://ir.gaylordentertainment.com.

The web cast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Gaylord Entertainment

Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 85 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the closing of the Marriott sale transaction and the fulfillment of conditions to the closing, our expectation to elect REIT status, the timing and effect of that election, the form, timing and amount of the special E&P distribution, our expectation regarding the declaration of regular quarterly distributions, the amount of conversion and other costs relating to the transactions, the amounts of revenue and cost synergies and other business or operational issues. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following risks and uncertainties: the failure to receive, on a timely basis or otherwise, the required approvals by Gaylord’s stockholders or the private letter ruling from the IRS; our expectation to elect and qualify for REIT status, the timing and effect of that election; our ability to remain qualified as a REIT; the form, timing and amount of the special E&P distribution; Gaylord’s and Marriott International’s ability to consummate the sale; operating costs and business disruption may be greater than expected; and our ability to realize cost savings and revenue enhancements from the REIT conversion.

About Marriott International

Marriott International, Inc. (NYSE: MAR) is a leading lodging company based in Bethesda, Maryland, USA with more than 3,700 properties in 73 countries and territories and reported revenues of over $12 billion in fiscal year 2011. The company operates and franchises hotels and licenses vacation ownership resorts under 17 brands, including Marriott Hotels & Resorts, The Ritz-Carlton, JW Marriott, Bulgari, EDITION, Renaissance, Autograph Collection, AC Hotels by Marriott, Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, Marriott Executive Apartments, Marriott Vacation Club, Grand Residences by Marriott, and The Ritz-Carlton Destination Club. There are approximately 300,000 employees at headquarters, managed and franchised properties. Marriott is consistently recognized as a top employer and for its superior business operations, which it conducts based on five core values: put people first, pursue excellence, embrace change, act with integrity, and serve our world. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

Additional Information and Where to Find It

Gaylord expects to restructure its operations in connection with the proposed REIT conversion and as part of this restructuring it intends to prepare a proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). Gaylord plans to file with the SEC other documents regarding the REIT conversion. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE REIT CONVERSION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REIT CONVERSION. The final proxy statement will be mailed to the Gaylord’s stockholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Gaylord by going to

Gaylord’s Investor Relations website page at www.gaylordentertainment.com or by sending a written request to Gaylord’s Secretary at Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, or by calling the Secretary at (615) 316-6000.

Interests of Participants

Gaylord and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Gaylord in connection with the REIT conversion. Information regarding Gaylord’s directors and executive officers is set forth in Gaylord’s proxy statement for its 2012 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 3, 2012 and February 24, 2012, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed REIT conversion will be contained in the proxy statement to be filed by Gaylord with the SEC when it becomes available.

6